Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

      We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 of Carnival Corporation and Carnival plc (File Nos. 333-113310, 333-106850, 333-106553, 333-106293, 333-72729, 333-68999
and 333-43269), the Registration Statements on Form S-8 of Carnival Corporation (File Nos. 333-105672, 333-87036, 333-67394, 333-60558, 333-43885, 33-53099,
33-51195, 33-45287 and 33-26898) and the Registration Statements on Form S-8 of Carnival plc (File Nos. 333-104609, 333-84968, 333-13794 and 333-12742), of our
report, dated February 11, 2005, relating to the financial statements and management's assessment of the effectiveness of internal control over financial reporting appearing in the joint Annual Report to Shareholders of Carnival Corporation and Carnival plc, which is incorporated in this joint Annual Report on Form 10-K.


/s/PricewaterhouseCoopers LLP

Miami, Florida
February 11, 2005